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                                                                       Exhibit 5
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                                 PROMISSORY NOTE

$25,000,000.00  (Maximum)                                       August 6, 2002

         FOR VALUE RECEIVED, THRALL INVESTMENT COMPANY II, L.L.C., a Delaware corporation (the "Borrower") hereby promises to pay to the order of THRALL OMNI COMPANY, INC., a Delaware corporation, (the "Lender") the aggregate unpaid amount advanced by Lender to Borrower. In no event shall the amount so advanced exceed the sum of Twenty five million dollars and 00/100 ($25,000,000.00). Interest shall accrue daily (computed on the basis of a 360 day year) at the monthly short-term applicable Federal rate published by the Internal Revenue Service in effect from time to time and will be payable on the first business day following the end of each calendar quarter. Quarterly unpaid interest will be added to the principal balance.

Borrower may prepay in full or in part, at any time and from time to time, without premium or penalty.

All advances and payments made on account of principal or interest shall be recorded by Lender on Exhibit A attached hereto; provided, however, that the failure to make any such notation shall not limit or otherwise affect Borrower's obligations hereunder.

Borrower hereby waives all rights of presentment, demand and notice of dishonor. Upon the occurrence of a default in the payment of principal or interest, at the option of Lender, the entire unpaid principal balance of this Note and all accrued and unpaid interest thereon shall become immediately due and payable. Borrower hereby agrees to pay all reasonable attorneys fees and expenses of Lender incurred in connection with collection of this Note in the event of a default.

This Note shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois without giving effect to the conflict of law provisions thereof. Borrower hereby consents to the exclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in Cook County for purposes of all legal proceedings arising out of or in connection with this Note.

                                       THRALL INVESTMENT COMPANY II, L.L.C.


                                       By: /s/ David L. Filkin
                                           ------------------------------------
                                           David L. Filkin
                                           Secretary

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                                                                       Exhibit 5
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                                    EXHIBIT A

         Amount           Amount              Balance                  Notion
Date    Borrowed          Paid              Outstanding                Made by